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                                                                   EXHIBIT 10.12
                           COCA-COLA ENTERPRISES INC.

                            LONG-TERM INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1995)

SECTION 1.  PURPOSE.

         The purpose of the Long-Term Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing key management and sales employees with incentive to assist the Company in meeting and exceeding its business goals.

SECTION 2.  ADMINISTRATION.

         The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) and the regulations thereunder, (including the transition rules of Proposed Treasury Regulation Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

         The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each determination made or action taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and upon all persons, including, but not limited to, the Company, the Committee, the Board, officers, the affected Participants (as defined in Section 3), and their respective successors in interest.

         In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, but not limited to, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interest of the Company.

SECTION 3.  ELIGIBILITY.

         Cash awards ("Awards") may be made under this Plan to the chief executive officer; the chief operating officer; senior vice presidents; vice presidents, regional operations; region vice presidents/general managers; corporate vice





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presidents; region vice presidents; division vice presidents/general managers;
area vice presidents; corporate directors, and, as such positions are defined by the Compensation Committee, senior staff of the Company and its Subsidiaries ("Participants").

         "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital during a Performance Period.

SECTION 4.  PERFORMANCE GOAL CRITERIA.

         Awards made under the Plan shall be paid solely on account of the attainment of specified increases in cash operating profit ("COP"), as measured on a corporate-wide basis, over the period of three consecutive calendar years (the "Performance Period") beginning on January 1 of any year the Compensation Committee designates as the beginning of a Performance Period for which an Award shall be made under the Plan. For the purposes of the Plan, COP is determined as operating income plus depreciation and amortization, normalized for acquisitions, divestitures and other significant financial events.

SECTION 5.  CALCULATION OF THE AWARD.

         The Committee has established Award levels, described as percentages by which a Participant's average annual base salary shall be multiplied, to determine the amount of an Award payable upon the attainment of specified increases in the corporate-wide COP. The Participant's average annual base salary used in the calculation of an Award shall be the average of the base salary in effect on the last day of each year of the three-year Performance Period for which an Award is made ("Average Annual Base Salary"). Notwithstanding the preceding, the average annual base salary used to calculate an Award paid to a Participant may not exceed such Participant's annual base salary in effect on January 1 that constitutes the beginning of the Performance Period for which the Award is being paid, increased by 33 1/3%.

         The maximum percentages that may be used in the calculation of Participants' Awards are determined according to a Participant's position as follows: Chief Executive Officer or Chief Operating Officer, 80%; senior vice president, 60%; vice president, regional operations, 50%; region vice president/general manager, 50%; corporate vice president, 50%; region vice president, 40%; division vice president/general manager, 40%; area vice president, 40%; corporate director, 40%; and eligible senior staff, 30%.

SECTION 6.  PAYMENT OF AWARD AND DEFINITIONS.

         (i) Awards shall be paid in cash after the end of the Performance Period in one or more installments, as determined by the Committee.

         (ii) "Retirement" means a Participant's voluntary termination of employment on a date which is on or after the earliest date on which such Participant would be eligible for an immediately payable benefit pursuant to the terms of the





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defined benefit pension plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the date shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

         (iii) "Disability" shall be determined according to the definition of "total and permanent disability," in effect at the time of the determination, in the defined benefit plan sponsored by the Company or a Subsidiary in which the Participant participates. If the Participant does not participate in such a plan, the definition shall be determined as if the Participant participated in the Company's defined benefit plan covering the majority of its non-bargaining employees in the United States.

SECTION 7.  PRORATED AND PARTIAL AWARDS.

         (i) If during the years to which the Plan applies, an employee is hired or promoted into a position eligible for participation in the Plan, the employee shall be eligible to receive a prorated Award for the period of partial participation. To calculate the average base salary for a prorated Award, each year's base salary shall be prorated based on the period in which the employee was employed in the eligible position.

         (ii) If a Participant is promoted from one position to another position eligible for participation under the Plan, the Participant's Award shall be prorated for the period of time the Participant was employed within each position. The base salary in effect on the last day of each year shall be included in the calculation of the Participant's average annual base salary, irrespective of the changes of positions. Prorated awards shall be measured according to the number of whole months in which a Participant was employed within each position for which the Award is made.

         (iii) If, within a Performance Period, a Participant transfers from a position eligible for participation under the Plan to a position ineligible for participation, a prorated Award shall be paid to such Participant for the period of time the Participant was employed within the eligible position. The base salary in effect on the last day of the Participant's employment in the eligible position shall be included in the calculation of the Participant's average annual base salary, irrespective of the change of positions. Prorated awards shall be measured according to the number of whole months in which the Participant was employed within one or more eligible positions.

         (iv) Partial Awards shall be paid to a Participant whose employment is terminated prior to the last day of the Performance Period if the reason for such termination was the Participant's death, disability, or retirement (as defined in Section 6). A partial Award paid to a Participant whose employment is terminated on account of death or disability shall be paid in the year following such Participant's termination of employment. A partial Award to a Participant whose employment is terminated on account of retirement shall be paid in the year following the end of the Performance Period for which the Award is made and subject to the Committee's discretion described in Section 8, shall be





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calculated on the basis of the increase in COP through the end of the
Performance Period. To determine the Average Annual Base Salary to be used in calculating a partial Award, each year's base salary shall be prorated for the period in which the Participant was employed, and the Average Annual Base Salary shall be determined as the average for the years to which the Plan applies preceding the year of termination.

         (v) For purposes of this Section 7, a Participant's employment with the Company will be deemed not to be a termination of employment if the Participant's reason for termination with the Company is due to immediate employment with any Affiliate; however, in such event, the Participant's Award shall be subject to proration as if the Participant transferred to a position within the Company that is ineligible for participation in the Plan. The term "Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

SECTION 8.  DISCRETION OF THE COMPENSATION COMMITTEE.

         All Awards shall be made solely on the basis of the performance goals set forth by the Committee pursuant to Section 4 and only in accordance with the standards set forth in Section 5. The Committee shall have no authority to increase the amount of an Award payable to a Participant which would otherwise be due upon the attainment of the performance goal. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

SECTION 9.  COMMITTEE CERTIFICATION.

         Prior to making an Award under the Plan, the Committee shall present to the Board written certification that the performance-based goal of Section 4 has, in fact, been satisfied.

SECTION 10.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN.

         The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan, without the approval of the share owners of the Company. No action shall be taken, however, without the approval of the share owners of the Company unless the Committee determines that the approval of share owners would not be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code of 1986, as amended.

SECTION 11.  GOVERNING LAW.

         The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.





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